Exhibit 99.2

CONSENT OF H.C. WAINWRIGHT & CO., LLC

August 4, 2021

Transaction Committee of the Board of Directors
FS Development Corp. II
600 Montgomery Street, Suite 4500
San Francisco CA 94111

Re:	Registration Statement on Form S-4 of FS Development Corp. II, filed August 4, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 29, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to FS Development Corp. II (“FS Development II”) of the Consideration (as defined in the Opinion Letter) to be paid by FS Development II in the form of 32,500,000 shares of the common stock, par value $0.0001 per share, of FS Development II, pursuant to the Agreement and Plan of Merger, dated as of June 29, 2021, by and among Pardes Biosciences, Inc. (“Pardes”), Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of Pardes, FS Development II, and Orchard Merger Sub, Inc.

The Opinion Letter is provided for the information and assistance of the Transaction Committee in connection with its consideration of the transaction contemplated therein. We understand that FS Development II has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “The Business Combination Proposal — Opinion of H.C. Wainwright & Co., LLC,” “The Business Combination Proposal — Background of the Business Combination,” and “The Business Combination Proposal — Board’s Reasons for Approval of the Business Combination” and to the inclusion of the Opinion Letter as an annex to the Proxy Statement/Prospectus, which forms part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ H.C. WAINWRIGHT & CO., LLC

(H.C. WAINWRIGHT & CO., LLC)